Delisting Determination, The Nasdaq Stock Market, LLC, July 11, 2025, Virpax Pharmaceuticals, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of Virpax Pharmaceuticals, Inc.
effective at the opening of the trading session on July 31, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(1).
The Company was notified of the Staff determination on October 3, 2024. On October 10, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On December 3, 2024, the hearing was
held. On January 6, 2025 the Panel reached a decision and a Decision letter was issued on said date.
The Company requested an extension on March 27, 2025 and again on April 1, 2025.
The extension was not granted because the Panel could not grant any additional time pursuant to the Nasdaq rules regarding same.
On April 2, 2025, the Panel informed the Company that it would suspend the Company from the Exchange.
The Company security was suspended on April 4, 2024.
The Staff determination to delist the Company common stock became final on May 19, 2025.